Exhibit 99.1

EnerJex Resources, Inc.
4040 Broadway, Suite 508
San Antonio, Texas 78209
Attention: Investor Relations
Tel: (210) 451-5545
Email: rwatson@enerjexresources.com

VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Name and Address of Investor:	___________________________ ___________________________ ___________________________

Number and Class of Shares Voted: __________ of Common Stock

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you Vote FOR proposals 1 and 2.		For	Against	Abstain
1.	To consider and vote upon a proposal to adopt the agreement and plan of merger dated as of July 23, 2013 by and among EnerJex Resources, Inc. (“EnerJex”), BRE Merger Sub, Inc., a wholly owned subsidiary of EnerJex and Black Raven Energy, Inc. (“BRE”) and the transactions contemplated thereby, including the merger.	☐	☐	☐
2.	To consider and vote upon a proposal to approve an adjournment of the EnerJex special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature: ____________________________________________       Date: _____________________

Title: _______________________